Exhibit 10.1

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Agreement”) is submitted pursuant to Rules 7023 and 9019 of the Federal Rules of Bankruptcy Procedure.  Subject to the approval of the Bankruptcy Court, this Agreement is entered into between and among the following parties: (i) James D. Pippin, on behalf of himself and the Class of ICT Spectrum Bankruptcy Claimants (1) (the “Class”), by and through his counsel, and (ii) Kaiser Group Holdings, Inc. (“Holdings”), and (iii) Kaiser Group International, Inc. (“Kaiser”) and its affiliated debtors(2) and debtors in possession (collectively with Kaiser, the “Debtors”).

R E C I T A L S

A.            On June 9, 2000, the Debtors voluntarily filed petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and have since served continuously as debtors in possession.  On November 15, 2000, the Debtors filed their “Second Amended Plan of Reorganization” (the “Plan”).  Under the Plan, equity holders are entitled to one common share of Holdings (“New Common Stock”) for every 96 common shares of Kaiser that they hold.  On November 17, 2000, the Bankruptcy Court entered its “Findings of Fact, Conclusions of Law, Order and Judgment Confirming the Debtors’ Second Amended Plan of Reorganization” (the “Confirmation Order”), which confirms the Plan and vests the property of the Debtors’ estates in the Debtors and Holdings.  The Plan became effective on December 18, 2000.  The Debtors continue to serve as legal representatives of their estates.

B.            On August 1, 2000, James D. Pippin filed a proof of claim as a general unsecured creditor in the Bankruptcy Court, on behalf of the Class, in the asserted amount of $7,943,196.70

(1)           The Class is defined as former stockholders of ICT Spectrum Constructors, Inc. who exchanged their shares for shares of ICF Kaiser Securities pursuant to the Agreement and Plan of Merger among ICF Kaiser International, Inc. ICT Spectrum Constructors, Inc. and certain shareholders of ICT Spectrum Constructors, Inc., dated February 5, 1998.  The members of the Class are set forth on Exhibit “A.”

(2)           The affiliated debtor subsidiaries are EDA, Incorporated; Kaiser/Georgia Wilson, Inc.; Kaiser Engineers Massachusetts, Inc.; Kaiser Technology Holdings, Inc.; Kaiser Advanced Technology, Inc.; Tudor Engineering Company; Cygna Group, Inc.; Liability Risk Management, Inc.; Kaiser Europe, Inc.; Kaiser Engineers Group, Inc.; International Waste Energy Systems, Inc.; Henry J. Kaiser Company; Kaiser Engineers, Inc.; ICF Kaiser Advanced Technology of New Mexico, Inc.; Kaiser Engineers & Builders, Inc.; Kaiser Engineers Corporation; Kaiser Engineers International, Inc.; Kaiser Engineers (California) Corporation; KE Services Corporation; Kaiser Engineers of Michigan, Inc.; Kaiser Engineers and Constructors, Inc.; Kaiser Overseas Engineering, Inc.; KE Livermore, Inc.; Kaiser Engineers Pacific, Inc.; Kaiser Hanford Company; Phase Linear Systems Incorporated; Kaiser R.G.P. No. 1, Inc.; Henry J. Kaiser Development Corporation, Inc.; Global Trade & Investment, Inc.; HBG Hawaii, Inc.; HBG International, Inc.; Kaiser Holdings Unlimited, Inc.; American Venture Investments Incorporated; American Venture Holdings, Inc.; Excell Development Construction, Inc.; Kaiser Leasing Corporation, Inc.; Kaiser DPI Holding Co., Inc.; and Cygna Consulting Engineers and Project Management, Inc.

(the “Class Claim”).  The basis for the Class Claim was an “Agreement and Plan of Merger” dated February 5, 1998 between ICF Kaiser International, Inc., its wholly owned subsidiary, and ICT Spectrum Constructors, Inc. and the holders of a majority of ICT Spectrum Constructors, Inc. shares.  Some members of the Class also filed individual proofs of claim based on the same rights asserted in the Class Claim.

C.            On April 11, 2001, the Bankruptcy Court granted Kaiser’s motion to subordinate the Class Claim pursuant to Bankruptcy Code section 510(b).  The United States District Court for the District of Delaware (the “District Court”) affirmed the decision of the Bankruptcy Court.  The Bankruptcy Court’s order granting the motion to subordinate is final and unappealable.

D.            On May 21, 2002, the Bankruptcy Court granted James D. Pippin’s “Motion for Certification of a Class of ICT Spectrum Claimants.”  On November 27, 2002, the Bankruptcy Court entered the “Stipulated Order Approving Notice to Class of ICT Spectrum Bankruptcy Claimants Regarding Certification of James D. Pippin’s Class Proof of Claim,” thereby approving the service of the “Notice of Certification of Class Proof of Claim” (the “Class Certification Notice”), which gave notice to each member of the Class of his or her right to opt out of the Class.  No member of the Class timely exercised his or her opt-out right.

E.             On November 20, 2003, the Class filed the “Motion of Claimant James D. Pippin and the Class of ICT Spectrum Claimants for Resolution of the Class Claim” (the “Motion for Resolution”) in the Bankruptcy Court.  On February 2, 2004, the Bankruptcy Court entered an order on the Motion for Resolution (the “Resolution Order”) that required the Debtors to set aside and hold, for the benefit of the Class, 247,350 shares of New Common Stock on account of the Class Claim and 15,625 shares of New Common Stock on account of the other Class 5 Allowed Equity Interests of the Class based on their holdings of Kaiser common stock pending further order of the Bankruptcy Court.

F.             On March 29, 2004, Kaiser appealed the Resolution Order.  On June 24, 2005, the District Court entered its final order and memorandum of opinion affirming the Resolution Order.  On July 22, 2005, Kaiser timely filed its notice of appeal initiating case number 05-3524, an appeal in the United States Court of Appeals for the Third Circuit Court (the “Third Circuit Appeal”).  Pursuant to the joint motion of the parties, filed September 16, 2005, the United States Court of Appeals for the Third Circuit has stayed the Third Circuit Appeal pending, inter alia, Bankruptcy Court approval and consummation of this Agreement.

G.            On April 7, 2005, Holdings announced that its Board of Directors approved a 1-for-20 reverse stock split of the New Common Stock, subject to approval of its stockholders, to enable Holdings to deregister its common stock under the Securities Exchange Act of 1934.

H.            On May 6, 2005, the Class filed the “Motion of Claimant Pippin and the Class of ICT Spectrum Claimants for a Stay of the De-Registration of Kaiser Group Holdings Common Stock Pending the Final Disposition of the Bankruptcy Court’s February 2, 2004 Order.”  On May 31, 2005, the Bankruptcy Court denied the motion.  On June 8, 2005, the Class filed an Emergency Notice of Appeal of the Bankruptcy Court’s order denying its motion thereby initiating case number 05-384, an appeal in the District Court (the “District Court Appeal”).

Pursuant to a stipulation of the parties, the District Court Appeal has been stayed pending, inter alia, Bankruptcy Court approval and consummation of this Agreement.

I.              The parties desire to settle and resolve completely all obligations and disputes between them.

A G R E E M E N T

THEREFORE, subject to final approval by the Bankruptcy Court, and based upon the foregoing recitals, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Agreement to Recitals.  The parties incorporate the recitals set forth above, and agree that the recitals are true and correct.

2.             Satisfaction of the Class Claim.  Subject to Bankruptcy Court approval, as described in paragraph 7 below, the parties hereby stipulate that Holdings will issue 175,000 shares of New Common Stock (the “Class Claim Shares”), which will be distributed as provided in paragraphs 3 and 4 below in full and complete satisfaction of (1) the Class Claim, (2) any individual proofs of claim filed by members of the Class based on similar facts, and (3) any right of Miller Faucher and Cafferty LLP or its co-counsel to payment from Holdings, the Debtors, or their estate in connection with the Debtors’ bankruptcy cases on account of its representation of the Class or any member thereof in an amount to be determined and approved by the Bankruptcy Court.  The Class Claim Shares, less shares comprising any Bankruptcy Court approved attorneys’ fees, will constitute the “Net Class Claim.”

3.             Distribution of Shares to Class.  Subject to Bankruptcy Court approval, as described in paragraph 7 below, the parties hereby agree that on the Distribution Date (as defined in paragraph 9 below), Holdings will cause Computershare (or any successor transfer agent engaged by Holdings) (the “Transfer Agent”) to prepare and distribute stock certificates of New Common Stock representing the appropriate pro rata share of each Class member of the Net Class Claim to the members of the Class in the amounts and to the names and addresses set forth on Exhibit “A” by registered mail through the United States Postal Service.  Additional shares of New Common Stock will be distributed to the members of the Class in the amounts and manner set forth on Exhibit “B,” on account of the Kaiser common stock previously registered in their names, to the extent not already distributed to such Class members.  It is understood and agreed that those Class members shown on Exhibit “B” whose stock certificates representing their respective pro rata shares of the prior distribution of Kaiser common stock under the “Agreement and Plan of Merger” referred to in Recital B have been held by Holdings will be sent their pro rata shares in the form of New Common Stock in an aggregate amount of 4,259 shares through the United States Postal Service by registered mail to the addresses shown on Exhibit ”A.” Evidence of mailing will be provided by filing a proof of service together with copies of United States Postal Service registered mail receipts with the Bankruptcy Court and delivering a copy of such proof of service to Miller Faucher and Cafferty LLP at the address provided in paragraph 23 below.  The remaining members of the Class, to the extent that they continue to hold Kaiser shares previously distributed, may exchange them through the Transfer Agent by presenting, by certified or registered mail, their Kaiser share certificates within 180 days of the Distribution Date at:

Computershare

Corporate Actions

250 Royall Street

Canton, MA 02021

Kaiser shares so presented for exchange by Class members in accordance with Exhibit “B” will be exchanged by the Transfer Agent for New Common Stock at the 1:96 ratio provided for in the Plan.  If a member of the Spectrum Class has lost previously issued but not exchanged share certificates, such class member may obtain Holdings Stock in respect of such lost certificates by contacting Computershare’s shareholder services line at (781) 575-3400 and following Computershare’s procedures for the exchange of lost shares.

4.             Distribution of Shares for Attorneys’ Fees.  On the Distribution Date, Holdings will cause its transfer agent to deliver those shares of New Common Stock on account of all approved attorneys’ fees and costs of the Class in an amount to be determined and approved by the Bankruptcy Court, but in no event to exceed 30% of the Class Claim, to Miller Faucher and Cafferty LLP by registered mail through the United States Postal Service at the address in paragraph 23 below.  The parties stipulate that the distribution under this paragraph is on account of all fees and expense claims of Miller Faucher and Cafferty LLP and any co-counsel or other professional fees and expenses incurred by or on behalf of the Class or its members in connection with the Debtors’ bankruptcy cases.  Notwithstanding the foregoing, in addition to the distribution of shares provided above, Holdings agrees to reimburse the court approved out-of-pocket costs incurred by Miller Faucher and Cafferty in an amount not to exceed $20,000.  Further, Holdings and the Debtors stipulate and agree that they will not oppose Miller Faucher and Cafferty LLP’s request for attorneys’ fees and reimbursement of expenses provided that the attorneys’ fee request does not exceed an amount of shares representing a maximum of 30% of the Class Claim shares and the request for reimbursement of expenses does not exceed the amount of actual expenses incurred by Miller Faucher and Cafferty LLP during the prosecution of the Class Claim, up to $20,000.

5.             Unclaimed Shares.  Any undeliverable or unclaimed distributions of New Common Stock to be issued or delivered under this Agreement will be deemed permanently and irrevocably cancelled on the first business day following the 180th day from the Distribution Date and neither Holdings nor the Debtors will have any further obligations to any person or entity on account of such undeliverable or unclaimed property, the Class Claim, the Plan or this Agreement.

6.             No Fractional Shares.  Notwithstanding the obligations of paragraphs 2, 3, and 4 above, no fractional shares of New Common Stock will be issued.  In the event a Class member would otherwise be entitled to a fractional share (after aggregating all fractional shares of New Common Stock to be received by such class member) in an amount greater than or equal to one-half share, the amount distributable to such Class member will be rounded-up to the next whole share.  In the event a Class member would otherwise be entitled to a fractional share (after aggregating all fractional shares of New Common Stock to be received by such class member) in an amount less than one-half share, the amount distributable to such Class member will be rounded-down to the next whole share.

7.             Bankruptcy Court Approval.  Holdings and the Debtors will file a motion (the “Settlement Motion”) in the Bankruptcy Court seeking an order approving this Agreement.  The parties’ obligations hereunder are conditioned on the entry of an Order on the Settlement Motion (the “Settlement Order”) providing, inter alia, that:

(i)            This Agreement is approved in its entirety, has been negotiated and entered into in good faith, and is fair and reasonable and in the best interests of the Class and the Debtors, their bankruptcy estate, their creditors and their interest-holders;

(ii)           Notice of the Settlement Motion was fair, reasonable and adequate under the circumstances and in compliance with all applicable law and rules of court;

(iii)          There will be reserved from the Class Claim Shares and distributed to Miller Faucher and Cafferty LLP shares of New Common Stock in an amount to be determined by the Bankruptcy Court in full and final satisfaction of all professional fees incurred by or on behalf of the Class (whether by Miller Faucher and Cafferty LLP, its co-counsel or otherwise).  Expenses will be reimbursed in cash in accordance with paragraph 4 of the Agreement;

(iv)          Notice to all Class members and all other parties in interest entitled to notice under applicable law of the proposed settlement and the hearing to approve the proposed settlement was the best notice practicable under the circumstances and was given in compliance with all applicable laws and rules of court;

(v)           All Class members have had a full and adequate opportunity to exercise any opt-out right, no further opt-out rights exist, and this Agreement is binding in accordance with its terms on all members of the Class;

(vi)          The members of the Class are properly identified and entitled to proportionate distributions under this Agreement as set forth in Exhibit “A”;

(vii)         Performance of Holdings’s and the Debtors’ obligations under this Agreement will be in full and final satisfaction of all claims and equity interests of the Class and its members with respect to the Class Claim and, in addition, with respect to the exchange of old Kaiser shares of common stock for New Common Stock under the Plan as referenced in Recital A;

(viii)        The issuance of New Common Stock under this Agreement will not require any further distribution of common or preferred stock of Holdings, or any other property, to any person or entity, including without limitation, to existing stockholders of Holdings or members of Class 4 under the Plan, or otherwise. Holdings will not declare or distribute any cash or stock dividends in respect of its common stock, except on a basis that includes the New Common Stock distributed to the Class under this Agreement equally and ratably in any such transaction, notwithstanding any provision in the Plan or Confirmation Order to the contrary; and

(ix)           The issuance of New Common Stock under this Agreement will be exempt from compliance with otherwise applicable securities laws, including any registration requirements or restrictions on transfer, to the fullest extent provided by Bankruptcy Code section 1145.

8.             Notice.  Class Counsel will send notice of the proposed settlement by first-class mail to members of the Class in the form of Exhibit “C” hereto at the addresses set forth in Exhibit “A.”  The Debtors will provide and pay for notice to all other interested parties and to members of the Class of the Settlement Motion (i) by first-class mail, in the form of Exhibit “D” hereto, and (ii) by publication in the Wall Street Journal national edition in the form of Exhibit “E” hereto.

9.             Distribution Date.  Absent a timely filed notice of appeal, the parties will consummate the Agreement and Holdings will distribute the New Common Stock as provided in paragraph 3 above on the “Distribution Date,” which, except as otherwise provided in this paragraph, will be the first business day following the tenth day after entry of the Settlement Order, or as soon thereafter as reasonably practicable; provided, however, that unless the parties otherwise agree in writing, the Agreement will be null and void if the Settlement Order is not obtained on or before February 1, 2006 or if the Distribution Date does not occur on or before March 31, 2006 for any reason.  If a timely notice of appeal of the Settlement Order is filed, the Class will have four business days from the filing of such timely notice of appeal to declare the Agreement null and void by delivering written notice of cancellation from Miller Faucher and Cafferty LLP to Klee, Tuchin, Bogdanoff & Stern LLP at the address provided in paragraph 23 below.  In the event of a timely filed notice of appeal of the Settlement Order, absent timely written notice of cancellation or a court order preventing implementation of this Agreement, the Distribution Date will be the first business day that is at least eleven calendar days following the filing of any such notice of appeal, or as soon thereafter as may be reasonably practicable.

10.           Dividends.  Unless this Agreement is rendered null and void, Holdings will not declare or distribute any cash or stock dividends in respect of its common stock, except on a basis that includes the shares that will be distributed to the Class under this Agreement equally and ratably in any such transaction, notwithstanding any provision in the Plan or Confirmation Order to the contrary.  Unless this Agreement is rendered null and void, Holdings also will not declare or distribute any common stock dividends in respect of its preferred stock for a period of 60 days following the Distribution Date; provided, however, that the Class members reserve their rights as common shareholders of Holdings regarding any distribution of common stock dividends by Holdings to preferred shareholders after the 60 day period following the

Distribution Date.  If this Agreement becomes null and void, then the parties reserve all rights as to their respective positions regarding the distribution of cash or stock dividends.

11.           Reverse Stock Split.  Upon execution of this Agreement and for a period of 60 days following the Distribution Date, Holdings will postpone implementation of the reverse stock split and deregistration referred to in Recital G above; provided, however, that if this Agreement becomes null and void, then the parties reserve all rights as to their respective positions regarding the reverse stock split and deregistration.

12.           No Further Dilution.  The parties hereto have compromised the Class Claim on the condition that the issuance of New Common Stock to the Class pursuant to this Agreement will not itself result in or cause a further distribution of New Common Stock.  No shares of New Common Stock or securities convertible into or exchangeable or exercisable for New Common Stock will be issued to former Class 4 claimants under the Plan or to existing holders of Holdings common stock as a consequence of this Agreement or of the issuance of the Class Claim Shares as provided herein.  Holdings agrees that after the consummation of this Agreement by the distribution of the Class Claim Shares as set forth herein, it will not issue any New Common Stock or securities convertible into or exchangeable or exercisable for New Common Stock other than in a manner such that the Class Claim Shares are treated equally and ratably with other Holdings common shares, it being specifically understood and agreed that Holdings may issue stock options to its employees and directors in accordance with the terms of the existing “Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan,” including the 4000 shares of Holdings Stock that Holdings presently anticipates granting in February, 2006.  All parties will maintain all rights under otherwise applicable law as to their respective positions regarding any successor to the “Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan.”  If this Agreement becomes null and void, then the parties reserve all rights as to their respective positions regarding the dilution of Holdings stock.

13.           Releases of Kaiser by the Class.  Upon issuance of the Settlement Order and the consummation of this Agreement as Provided in Paragraph 9, and provided that this Agreement is not terminated by any party pursuant to the provisions contained in Paragraph 9, Holdings and the Debtors, their predecessors, successors, assigns, subsidiaries, bankruptcy estates, trustees, affiliates, employees, stockholders, trustees, attorneys, accountants, agents and insurers, and their respective assigns, representatives, heirs, executors and administrators will thereby be released and forever discharged from all manner of claims, demands, actions, suits, causes of action, damages and liabilities of any nature whatsoever including, without limitation, attorneys’ fees and costs arising out of the prosecution of the Class Claim or that could have been raised in connection with such prosecution, whether known or unknown, in law or in equity, that James D. Pippin or any member or members of the Class have or had based upon or arising out of any facts, events, or circumstances that were or could have been alleged in the Class Claim involving that certain “Agreement and Plan of Merger” dated February 5, 1998 between ICF Kaiser International, Inc., its wholly-owned subsidiary, and ICT Spectrum Constructors, Inc. and the holders of a majority of ICT Spectrum Constructors, Inc. shares.  This release covers all such claims as described in this Paragraph arising before the date of this Agreement.  All obligations under this Agreement are expressly excluded from this release provision.

14.           Waiver of California Civil Code Section 1542.  The parties acknowledge familiarity with California Civil Code section 1542, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

To the fullest extent that they may lawfully do so, the Class and each of its members expressly waive and relinquish all rights and benefits that they have or may have under California Civil Code section 1542 or any similar law.  To the extent that the Class, its members, and its attorneys have not fully investigated or do not know about any facts, events, or circumstances occurring at any time until the date of this Agreement, those unknown facts, events, and circumstances, and in particular, any and all unknown claims and equity interests arising out of them, are hereby expressly waived and released.

15.           Assumption of Risk.  It is expressly understood and agreed by the parties that the facts with respect to this Agreement may turn out to be different from the facts now known or believed by the parties to be true.  Each of the parties expressly assumes the risk of the facts turning out to be different and agrees that this Agreement will be in all respects effective and not subject to termination or rescission by reason of any such differences.  Each of the parties understands and acknowledges the significance and the consequences of this specific waiver of unknown claims and hereby assumes full responsibility for any injuries, damages, losses, or liabilities that the party may incur from the waiver of any unknown claims or equity interests.

16.           Dismissal of Actions.  Upon entry of the Settlement Order and consummation of this Agreement, the parties will stipulate to the immediate dismissal with prejudice of the District Court Appeal and the Third Circuit Appeal each of the parties to bear its own costs.

17.           Agreement Binding.  No Class member will be given any further opportunity to opt out of the Class or this Settlement subject to Holdings’s ability to waive this condition.  All members of the Class, and their heirs, successors, assigns, and predecessors and successors in interest will be bound by this Agreement and any amendments to or waivers of this Agreement agreed to in writing by Class counsel, Miller Faucher and Cafferty LLP.

18.           Kaiser’s Representations and Warranties.  Holdings and the Debtors hereby represent and warrant that, subject to the approval of the Bankruptcy Court, they have full and complete authority to execute this Agreement and that, in executing this Agreement, they are binding themselves, the Debtors’ estate, their predecessors, successors, and assigns to this Agreement.  Holdings and the Debtors further represent and warrant that to the best of their knowledge, formed after reasonable inquiry and diligence, Exhibit “B” accurately and completely identifies the members of the Class that are still entitled to distributions of stock under the “Agreement and Plan of Merger” referred to in Recital B and the amount of New Common Stock to which those members are entitled.  Holdings and the Debtors hereby disclaim any other representation or warranty not contained in this Agreement.

19.           Class Representations and Warranties.  Class counsel, Miller Faucher and Cafferty LLP, hereby represents and warrants that, subject to the approval of the Bankruptcy

Court, it has full and complete authority to sign this Agreement on behalf of the Class.  It further represents and warrants that to the best of its knowledge, formed after reasonable inquiry and diligence, Exhibit ”A” accurately and completely identifies the members of the Class, their addresses, and their pro rata entitlement to Net Class Claim shares.  Miller Faucher and Cafferty LLP further represents and warrants that it has successfully delivered the Class Certification Notice referred to in Recital D to each of the members of the Class and that no member of the Class has opted out.  The Class and Miller Faucher and Cafferty LLP hereby disclaim any other representation or warranty not contained in this Agreement.

20.           No Admission of Liability.  The parties acknowledge that this Agreement represents a settlement of disputed claims and that, by entering into this Agreement, none of the parties admits or acknowledges the existence of any liability or wrongdoing.

21.           Successors and Assigns.  This Agreement binds the parties’ heirs, successors, and assigns and on assigns of stock distributed hereunder.

22.           Further Assurances and Cooperation.  The parties hereby provide assurances of cooperation to each other and agree to take any and all necessary and reasonable steps, including executing any other and further documents or instructions, and performing any other and further acts, appropriate to effect the intent of this Agreement.

23.           Notices.  The parties will give notice to each other by sending a written communication by facsimile and first-class mail to each of the addresses set forth below.

To the Class:

William R. Kane, Esq.

Miller Faucher and Cafferty LLP

One Logan Square, Suite 1700

18th and Cherry Streets

Philadelphia, PA 19103

Fax:         (215) 864-2810

To Holdings, Kaiser and the Debtors:

Mr. Douglas W. McMinn

9300 Lee Highway

Fairfax, VA 22031

Fax:         (703) 934-3199

and

Kenneth N. Klee, Esq.

Klee, Tuchin, Bogdanoff & Stern LLP

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067

Fax:         (310) 407-9090

24.           Governing Law.  This Agreement is to be construed under and governed by the internal laws of the State of Delaware without regard to conflict of laws principles and, as applicable, the Bankruptcy Code and other applicable federal law; provided, however, that the internal laws of the State of Delaware will govern matters relating to the internal corporate affairs of Holdings or the Debtors.  Any dispute as to the interpretation or implementation of this Agreement will be determined by the Bankruptcy Court.

25.           Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties concerning the matters set forth herein and supersedes all prior or contemporaneous stipulations, negotiations, representations, understandings, and discussions among the parties or their respective counsel with respect to the subject matter of this Agreement.  No other representations, covenants, undertakings, or other earlier or contemporaneous agreements respecting these matters may be deemed in any way to exist or bind any of the parties.  The parties acknowledge that they have not executed this Agreement in reliance on any promise, representation, or warranty other than those contained in this Agreement.

26.           Neutral Construction of the Agreement.  This Agreement is the product of negotiation among the parties and represents the jointly conceived and bargained-for language mutually determined by the parties to express their intentions in entering into this Agreement.  Any ambiguity or uncertainty in this Agreement is therefore to be deemed to be caused by or attributable to the parties collectively and is not to be construed against any particular party.  Instead, this Agreement is to be construed in a neutral manner, and no term or provision of this Agreement as a whole is to be construed more or less favorably to any one party.

27.           No Oral Modifications.  This Agreement may not be modified except as mutually agreed to in a signed writing by the parties or their authorized representatives.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any of the other provisions hereof whether or not similar, nor will such waiver constitute a continuing waiver.

28.           Counterparts.  This Agreement may be executed in several counterparts, and any and all such executed counterparts will constitute a single agreement binding on each party to this Agreement.  Facsimiles of signatures may be taken as the actual signatures, and each party agrees, within five business days after the facsimile transmission, to provide the other parties with documents bearing the original signatures.

IN WITNESS WHEREOF, the parties have executed this Stipulation and Agreement of Settlement as of October 19, 2005.

Miller Faucher and Cafferty LLP

Dated: October 19, 2005	By:	/s/ William R. Kane
Counsel for Pippin and the Class

Kaiser Group International, Inc., and
affiliated debtors

Dated: October 19, 2005	By:	/s/ Douglas W. McMinn
Douglas W. McMinn
Its: President and Chief Executive Officer

Kaiser Group Holdings, Inc.

Dated: October 19, 2005	By:	/s/ Douglas W. McMinn
Douglas W. McMinn
Its: President and Chief Executive Officer